EXHIBIT 99.1

PRESS RELEASE TITLED "SPICY PICKLE FRANCHISING, INC.
ACQUIRES BREAD GARDEN URBAN CAFES"
DATED OCTOBER 1, 2008

Spicy Pickle Franchising, Inc. Acquires Bread Garden Urban Cafes

Denver, Colorado – October 1, 2008  Spicy Pickle Franchising, Inc. (OTCBB: SPKL) fast casual restaurants announced today the acquisition of Bread Garden Franchising, Inc., the franchisor of the Bread Garden Urban Cafes, a chain of franchised fast casual restaurants located in the greater Vancouver, Canada area. Currently there are 11 operating restaurants.

Spicy Pickle purchased substantially all of the assets of Bread Garden Franchising, Inc. including all of its rights to operate as the franchisor of the Bread Garden Urban Cafes.  As consideration for the acquisition Spicy Pickle issued 5,177,500 shares of its common stock and warrants to purchase up to 3,038,750 shares of its common stock. Bread Garden Franchising, Inc. is a profitable company and the transaction is expected to bring additional working revenue from day one.  Spicy Pickle will take over the existing small Bread Garden franchising office located in downtown Vancouver.

Immediately after the acquisition, there will be 53 restaurants in 15 states and 2 countries, including both Spicy Pickle® restaurants and Bread Garden Urban Cafes.  At the present time there are no plans to convert the Bread Garden Urban Cafes to Spicy Pickle® restaurants.

Bread Garden Urban Cafes have been operating for approximately 30 years.  Originally started by local residents in the food industry, the cafes were eventually sold to a large multi-unit corporation and in 2004 to a family that resides in the Vancouver area. The cafes serve coffee, pastries and breakfast items as well as lunch and dinner along with a wide variety of desserts.  The cafes offer Wi-Fi service and are a popular destination throughout the day and evening.  As is typical of European style restaurants, the food is displayed in refrigerated glass cases giving customers a visual experience before they choose their menu items.

Marc Geman, CEO of Spicy Pickle Franchising, Inc., commented:  “We are thrilled to add this terrific chain to our growing portfolio of fast casual restaurants.  After extensive due diligence we saw tremendous opportunities. First, we will expand our geographical footprint into the booming Western Canada region which is not suffering from the same credit issues we are witnessing in the States. Secondly, we now have the opportunity to take a very successful coffee, breakfast, pastry and dessert program from the Bread Garden Urban Cafes and import it to the Spicy Pickle® model. Additionally, we can supplement their strong breakfast menu with our expansive and fresh lunch menu.  Bread Garden Urban Cafes are very popular and have a reputation as an all day coffee house gathering place which adds incremental business throughout the day.”

Mr. Geman further stated: “The Bread Garden Urban Cafes are extremely well located, many of them having leased space at a time when great locations were still available in Vancouver at reasonable rates.  We will continue to use the Bread Garden name as they have developed a loyal following and enjoy great brand recognition in the region. Bread Garden’s branded products are found on the British Columbia ferries and in gas stations around the city, and while these outlets are not part of this transaction, they add tremendously to the brand identification throughout British Columbia.”

Zahir Dhanani, a principal of Bread Garden Franchising, Inc. said: “Over the course of the past year, we have been searching for successful restaurant operators with similar concepts and were fortunate enough to meet the management team at Spicy Pickle.  As a smaller chain, we wanted to partner with someone who can assist us in growing our business at a greater rate. Given the operational efficiencies and business synergies they offer, we can quickly expand our menu offerings and benefit from the exposure of being part of a public company. We are very excited to join the Spicy Pickle® organization.”

About Spicy Pickle:

Founded in 1999, Spicy Pickle Franchising, Inc. (OTCBB: SPKL) serves high quality meats and fine artisan breads, baked fresh daily, along with a wide choice of eight different cheeses, twenty-two different toppings, and fourteen proprietary spreads to create healthy and delicious panini and sub sandwiches with flavors from around the world. As a leading "fast-casual" concept, Spicy Pickle offers menu items that are far beyond traditional fast food but without the price point of casual dining. The hallmark of a Spicy Pickle® restaurant is quality, service and an enjoyable atmosphere. The company is headquartered in Denver, Colorado, with restaurants open or under construction across 15 states and several more in development nationwide.  Spicy Pickle Franchising, Inc., also operates as franchisor for Bread Garden Urban Cafes, a concept with 11 restaurants in the metropolitan Vancouver, Canada area.  Bread Garden Urban Cafes serve coffee, pastries and breakfast items as well as lunch and dinner along with a wide variety of desserts. To find out more about Spicy Pickle (OTCBB: SPKL), visit our website at www.spicypickle.com/.

Forward-Looking Statements:

Certain statements in this press release, including statements regarding the number of restaurants we intend to open, are forward-looking statements. We use words such as “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “target,” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified franchisees and employees; risks relating to our expansion into new markets; the risk of food-borne illnesses and other health concerns about our food products; changes in the availability and costs of food; changes in consumer preferences, general economic conditions or consumer discretionary spending; the impact of federal, state or local government regulations relating to our franchisees and employees, and the sale of food or alcoholic beverages; the impact of litigation; our ability to protect our name and logo and other proprietary information; the potential effects of inclement weather; the effect of competition in the restaurant industry; and other risk factors described from time to time in our SEC reports.

Company Contact:                                                                                               Investor Relations Contact:
Marc Geman                                                                                                        Pamela A. Solly
Spicy Pickle Franchising, Inc.                                                                           Cirrus Financial Communications, LLC
(303) 297-1902                                                                                                  (720) 489-4912
marc@SpicyPickle.com                                                                                     Pamela.Solly@CirrusFC.com
www.spicypickle.com    www.CirrusFC.com